Exhibit 8.2

December 20, 2005

Board of Directors

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of PacifiCare Health Systems, Inc. (the “Company”), a Delaware corporation, with and into Point Acquisition LLC (“Merger Sub”), a Delaware limited liability company and a direct wholly-owned subsidiary of UnitedHealth Group Incorporated, a Minnesota corporation (“Parent”), pursuant to the Agreement and Plan of Merger dated as of July 6, 2005 by and among Parent, Merger Sub and the Company (the “Merger Agreement”).

In formulating our opinion, we examined such documents as we deemed appropriate, including the Merger Agreement and the Registration Statement on Form S-4 (Registration # 333-127455) filed by Parent with the Securities and Exchange Commission on August 11, 2005 (the “Registration Statement”) and the Proxy Statement/Prospectus filed by the Company with the Securities and Exchange Commission on October 19, 2005 (together with the Registration Statement, the “Filings”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company, Parent and Merger Sub. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Filings, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Filings, (3) the accuracy of (i) the representations made by Parent, on behalf of itself and Merger Sub, set forth in the certificate delivered to us by Parent, dated the date hereof, and (ii) the representations made by the Company set forth in the certificate delivered to us by the Company, dated the date hereof, and (4) that any representations made in such certificates which are qualified by knowledge or qualifications of like import are accurate without such qualification.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above

Board of Directors

UnitedHealth Group Incorporated

December 20, 2005

and qualifications set forth below, we are of the opinion that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law in effect on the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is rendered solely for your benefit in connection with the transactions described above. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

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Notice Pursuant to IRS Circular 230

This opinion and our conclusions set forth above are not intended or written by us to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on any taxpayer under U.S. tax law. This opinion is being provided in connection with the Merger and confirms conclusions disclosed in the Filings provided to support the recommendation that the shareholders of the Company vote in favor of the Merger. Each taxpayer (other than the persons to whom this opinion is addressed) should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of the transaction.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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